Exhibit 99.1

Tribune Publishing Announces Agreement to Acquire San Diego Union-Tribune

And Its Portfolio of Nine Community Weeklies and Digital Properties

Austin Beutner, Publisher & CEO of the Los Angeles Times Media Group, to Serve

As Publisher & CEO of San Diego Union-Tribune as Part of Expanded “California News Group”

CHICAGO — May 7, 2015 — Tribune Publishing Company (NYSE:TPUB) today announced it has entered into an agreement to acquire MLIM, LLC, owner of the San Diego Union-Tribune, as well as nine community weeklies and related digital properties in San Diego County. The purchase price is $85 million, which includes $73 million in cash and $12 million in Tribune Publishing common stock, plus the assumption of obligations for a single-employer pension plan. Tribune Publishing will not be taking possession of the seller’s real-estate assets. The transaction is expected to close in the second quarter of 2015, subject to customary closing conditions.

The San Diego Union-Tribune has garnered four Pulitzer Prizes and has a 146-year history of providing daily news and information in San Diego, the second-largest city in California and the eighth largest in the United States. In conjunction with the acquisition and expansion, Tribune Publishing is forming the California News Group to oversee operations in Los Angeles and San Diego.

“The acquisition of San Diego Union-Tribune and its related community properties is expected to be accretive to Tribune Publishing and reflects our continuing drive to create value for our shareholders,” said Jack Griffin, CEO of Tribune Publishing. “This represents another step forward in our strategy to leverage our publishing infrastructure, resources and management teams.”

Introducing the California News Group

When the transaction closes, Austin Beutner will serve as Publisher & CEO of both the San Diego Union-Tribune and Los Angeles Times and as Publisher & CEO of the newly formed California News Group.

“San Diego Union-Tribune will retain editorial independence, providing an authentic voice that reflects the diversity of the state and the distinct values of our communities,” Beutner said. “I also know the Los Angeles Times will benefit with a closer connection to its older sibling down south.”

The newly formed California News Group includes properties throughout Southern California in addition to the flagship Los Angeles Times and San Diego Union-Tribune.

CALIFORNIA NEWS GROUP
Los Angeles Times Media Group		San Diego Union-Tribune
Specialty Products Hoy Los Angeles Hoy fin de Semana The Envelope	Community News Burbank Leader Glendale News-Press La Cañada Valley Sun Huntington Beach Independent Daily Pilot Laguna Beach Coastline Pilot	Specialty Products U-T TV Enlace Vida Latina San Diego Night + Day DiscoverSD	Community News Carmel Valley News Del Mar Times Encinitas Advocate La Jolla Light Poway News Chieftain Rancho Bernardo News Journal Rancho Santa Fe Review Solana Beach Sun Ramona Sentinel

The San Diego transaction will be the fourth acquisition completed by Tribune Publishing. Most recently, in October 2014, Tribune Publishing acquired 38 suburban-Chicago daily and weekly titles from Wrapports, LLC and integrated the properties into the Company’s Chicago Tribune Media Group.

Citigroup Global Markets is providing the debt financing commitment for the transaction.

About Tribune Publishing

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

Cautionary Statements Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the expected timing, closing and benefits of the acquisition (including the expectation that the acquisition will be accretive to Tribune Publishing), Tribune Publishing’s strategies, the anticipated leadership changes, and the expected formation of the California News Group. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Tribune Publishing’s actual results from those described in these forward-looking statements may result from actions taken by Tribune Publishing as well as from risks and uncertainties beyond Tribune Publishing’s control. These risks and uncertainties include the satisfaction of closing conditions associated with the acquisition; the timing and closing of the acquisition (if at all); the Company’s ability to realize benefits or synergies from the acquisition and other acquisitions or divestitures or to operate its businesses effectively following acquisitions or divestitures; competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand, circulation levels and audience shares; the Company’s ability to develop and grow its online businesses; the Company’s reliance on revenue from printing and distributing third-party publications; changes in newsprint prices; macroeconomic trends and conditions; the Company’s reliance on third-party suppliers for various services; the Company’s ability to adapt to technological changes; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the Company’s ability to attract and retain employees; the Company’s ability to satisfy pension and other post-retirement employee benefit obligations; changes in accounting standards; the effect of labor strikes, lockouts and labor negotiations; regulatory and judicial rulings; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms, and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended Dec. 28, 2014 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

Matthew Hutchison	Kimbre Neidhart
Senior Vice President, Corporate Communications	Assistant Treasurer & Investor Relations
Tribune Publishing	Tribune Publishing
312-222-3305	469-528-9366
matt.hutchison@tribpub.com	kneidhart@tribpub.com

Johanna Maska	Stephanie Brown
Vice President, Marketing & Communications	Senior Director, Marketing & Public Relations
Los Angeles Times	San Diego Union-Tribune
213-237-6160	619-823-9794
johanna@latimes.com	stephanie.brown@utsandiego.com